Exhibit 99.1

BioLargo 2019 Annual Report Highlights Record Revenues, New Channel Partnerships, and Commercialization Milestones

Iodine Solutions in the Works to Help Combat COVID-19 Crisis

Westminster, CA – March 31, 2020 – BioLargo, Inc. (OTCQB:BLGO), an innovator of technology-based products and environmental engineering solutions provider, filed with the SEC its 2019 Annual Report on Form 10-K (www.biolargo.com/sec-filings). Highlights from the annual report are provided here along with commentary on how the company is working to help combat the COVID-19 crisis through the development and deployment of hand sanitizers, design for a low cost emergency ventilator (answering the call for innovation from the Department of Defense), and exploring expanded uses for its FDA 510(k) cleared Wound Irrigation Solution and other iodine-based product opportunities.

Key financial highlights from the 2019 annual report include:

●	New $10 million equity line of credit with initial $250,000 investment from Lincoln Park Capital.

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$350,000 investment from South Korean leading wastewater treatment company BKT Tech Co. Ltd. in conjunction with the formation of our first international joint venture to manufacture and distribute CupriDyne Clean based products in South Korea and the region (in the same transaction, BioLargo invested $100K into the newly formed joint venture).

●	Achieved record revenue in 2019 (>$1.8 million), growing total revenue by 37% over prior year.

●	Achieved record revenue in Q4 of 2019 (>$560,000).

●	Senior management continued to forego cash salary by taking stock in the company (40% of compensation due in 2019, over 60% in first quarter 2020), believing in and supporting its long-term success.

Key commercial, operational, and developmental highlights include:

Odor-No-More

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South Korean joint venture to commercial CupriDyne Clean formed, funded and is about to begin operations. The company is working to leverage its Joint Venture to secure distribution into additional Asian countries. The company is also pursuing additional partnership opportunities with multinational water and wastewater companies to offer CupriDyne Clean.

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Executed a 5-year white label distribution agreement with Cannabusters, Inc. to supply odor and VOC control products to the cannabis and hemp industries, considered to be an emerging and high-growth odor and VOC control market.

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Expanded infrastructure, obtained a general contractor’s, plumbing, and electrical licenses to support ongoing work to serve customers with expanded design, build, service, install, and maintenance support.

●	Added two industry experts to its team to support sales growth, each with more than 25 years experience in the construction, service, sales, and management in the waste handling industry.

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Validated that its odor and VOC control product CupriDyne Clean effectively breaks down hydrogen sulfide (H2S), to assist in managing one of industry’s most common air contaminants, as well as terpenes, the odorous VOC air contaminants generated by cannabis production and processing.

BioLargo Engineering, Science & Technologies

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Developing a product to remove PFAS (per- and polyfluoroalkyl substances) contaminants from drinking water with EPA support (through a Phase I SBIR grant), a widespread and serious contamination issue emerging across the globe. A second application to the EPA For a Phase II grant is in progress.

●	Won contracts to provide environmental engineering services to seven U.S. Air Force bases.

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Completed a feasibility and placement study for 1.1 million tons of magnesium rich production tailings in Northern California for a new client. Developing a chemical process to convert these tailings into a salable product, converting a waste material into multiple valuable products.

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Awarded five contracts by a national potato grower and processor to provide engineering design and installation support for Air Pollution Control system upgrades at multiple facilities in the Pacific Northwest, which will begin when the COVID-19 crisis subsides.

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Recently answered a call for innovation by the Department of Defense to develop a design for a low-cost emergency ventilator capable of providing emergency support during the COVID-19 crisis. We submitted our designs in less than 30 hours from learning about the need. While we are as of yet unsure of where this will lead, it illustrates how we can bring talent and knowledge to bear when focused on solving big problems.

BioLargo Water

●	Began discussions about licensure of the AOS with potential international water industry channel partners.

●	Completed a commercial design for an AOS treatment unit capable of treating large volumes of water, with manufacturing work currently in progress.

●	Launched a Regulation Crowdfunding offering on the WaterWorks crowdfunding platform, which can be viewed at www.waterworksfund.com.

●	Successfully executed field demonstration pilots for its disruptive AOS water treatment technology in three markets.

●	Agreed to develop a full-scale commercial water treatment system plan with Sunworks Farm.

●	Began exploring collaboration opportunities with BKT and Tomorrow Water.

Clyra Medical Technologies

●	Received FDA 510(K) clearance for its first wound care product.

●	Entered into discussions with strategic partners to facilitate clinical trials and distribution for multiple Clyra products.

●	Assembled a world-class medical advisory board with more than 30 esteemed medical professionals, physicians, wound care experts, and medical industry experts.

A Message from BioLargo President & CEO Dennis P. Calvert on Company’s Immediate Response to the COVID-19 Crisis:

Dear Stockholders,

This is a time in our shaken world when we believe that our commitment and unique tools to deliver solutions to some of the most pressing issues of our time will allow our company to shine at its brightest. We believe it is incumbent upon our management team to adapt, prioritize and take rapid action. This is also a time for our stockholders to support us in what may be the most pressing needs in our history – developing and delivering solutions to help stop the spread of COVID-19.

During the COVID-19 crisis we will strive to maintain revenues as best we are able and plan to expand as resources permit, which will include solutions to assist in the crisis. When the crisis has subsided, we will focus to deliver expanded commercial results by leveraging our long list of technical solutions to some of the most troubling issues around the world like clean water, PFAS removal, clean air, and fostering a clean safe environment.

Management believes its actions today will help enable the company to achieve the following primary goals:

●	Help keep our workers safe and healthy and do our best support their financial security
●	Adjust operations to maintain productivity
●	Continue to make our workers and customers a top priority of our daily focus
●	Preserve our current customer base, expand where possible and within our means
●	Continue to develop and commercialize our technical assets so that we can increase revenue growth as the economy stabilizes
●	Pursue strategic partnerships with industry and through government funding programs
●	Emerge stronger and prepared to deliver long term value to our stockholders

In the early days of BioLargo we were, in essence, an iodine-focused tech shop that came up with innovative ideas to solve environmental and medical problems. In recent years we’ve evolved into a full environmental engineering solutions provider and cleantech product company, with a robust toolkit to serve clients. Still – in our very DNA – we are a company that delivers creative scientific solutions to tough emerging problems.

When the COVID-19 crisis hit, our DNA kicked in. Our team is fired up to work together to see how we might provide solutions to aspects of the COVID crisis. There is more energy and enthusiasm for this important work than ever before. We’re continually analyzing how our proprietary and patented technologies and inventions can help in this global crisis. Our science team in Alberta, Canada is highly suited to formulate a hand sanitizer to assist in the crisis, and we are assembling the assets to produce those. We look forward to sharing more details as we progress.

Both our California and Tennessee based operations are evaluating their resources to begin development and production of solutions to help fight the coronavirus crisis. We also quickly realized that our CupriDyne Clean products featuring our novel iodine chemistry may be a powerful tool to help protect people during the crisis. We are actively exploring all potential uses and applicable regulatory pathways that would apply to our products in these important uses.

We are proud of our work at BioLargo and believe our innovations will continue to grow in their commercial success and ultimately find widespread adoption around the world. In the end, we believe our journey will yield such significant success as we serve others, and our investors will be rewarded for their long-term support. Nothing truly worth doing is easy, but what we are building is certainly worth it.

I welcome a chance to speak personally and encourage you to email me at Dennis.Calvert@BioLargo.com.

Sincerely,

Dennis P. Calvert

President & CEO of BioLargo, Inc.

About BioLargo, Inc.

BioLargo, Inc. is an innovator of technology-based products and environmental engineering solutions provider driven by a mission to “make life better”. We feature unique disruptive solutions to deliver clean air, clean water and a clean, safe environment (www.biolargo.com). Our engineering division features experienced professional engineers dedicated to integrity, reliability, and environmental stewardship (www.biolargoengineering.com). Our industrial odor control division, Odor-No-More (www.odornomore.com) features CupriDyne Clean Industrial Odor Eliminator (www.cupridyne.com), which eliminates the odor-causing compounds and VOCs rather than masking them, and is now winning over leading companies in the solid waste handling and wastewater industries and other industries that contend with malodors and VOCs. Our subsidiary BioLargo Water (www.biolargowater.ca) develops the Advanced Oxidation System "AOS," a disruptive industrial water treatment technology designed to eliminate waterborne pathogens and recalcitrant contaminants with better energy-efficiency and lower operational costs than incumbent technologies. We are a minority stockholder of and licensor to our subsidiary Clyra Medical (www.clyramedical.com), which features effective and gentle solutions for chronic infected wounds to promote infection control and regenerative tissue therapy.

Contact Information

Dennis P. Calvert

President and CEO, BioLargo, Inc.

888-400-2863

Safe Harbor Act

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.